UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	February 9, 2021

Crown Crafts, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-7604	58-0678148
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

916 South Burnside Avenue, Gonzales, LA	70737
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(225) 647-9100

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CRWS	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2021, the Board of Directors (the “Board”) of Crown Crafts, Inc. (the “Company”) appointed Craig Demarest to serve as the Company’s Vice President and Chief Financial Officer, effective February 22, 2021. In his capacity as Chief Financial Officer, Mr. Demarest will serve as the Company’s principal financial officer and principal accounting officer.

Mr. Demarest, age 55, served as the Chief Financial Officer of Carbo Ceramics Inc., a global technology company that provides products and services to the oil and gas, industrial and environmental markets, based in Houston, Texas, from September 2020 to February 2021. Prior to that, he served almost 15 years in various positions at Tidewater Inc., an NYSE listed company providing offshore marine support and transportation services to the global offshore energy industry, based in New Orleans, Louisiana. At Tidewater, Mr. Demarest advanced to Vice President, Controller and Principal Accounting Officer, a position that he held from June 2008 to December 2018. Mr. Demarest also spent almost 17 years with KPMG LLP in New Orleans, beginning in 1987 as a staff auditor and serving as an Audit Partner of the firm from 1999 to 2004.

On February 22, 2021, the Company and Mr. Demarest entered into an Employment Agreement (the “Employment Agreement”) that provides for an initial term expiring February 28, 2022; however, beginning on March 1, 2022 and continuing on the first day of each calendar month thereafter, such term shall be extended automatically for one additional calendar month so that the term of the Employment Agreement will always be for one full year, unless either the Company or Mr. Demarest provides notice to the other at any time that the term shall not be further extended and shall terminate at the end of the one-year period following such notice. Under the Employment Agreement, Mr. Demarest: (i) will receive a minimum base salary of $237,500; and (ii) commencing with the Company’s 2022 fiscal year beginning March 29, 2021, will be eligible to receive a target bonus of up to 40% of his base salary amount and as much as 60% of his base salary amount if certain earnings goals are met. Additionally, the Employment Agreement provides that Mr. Demarest is entitled to receive all other fringe benefits and to participate in all other employee benefit plans and arrangements, as are generally provided to other similarly situated, highly compensated employees of the Company. Upon his execution of the Employment Agreement, Mr. Demarest also received a grant of 10,000 shares of the Company’s common stock pursuant to the Company’s 2014 Omnibus Equity Compensation Plan, which shares are subject to vesting on February 22, 2023, the second anniversary of the date of the Employment Agreement.

The Employment Agreement further provides that, in the event of the termination of Mr. Demarest’s employment either by the Company without “cause” or by Mr. Demarest for “good reason,” as such terms are defined in the Employment Agreement, then the Company will: (i) continue to pay Mr. Demarest equal installments, in accordance with the Company’s normal payroll practices and cycles, totaling the sum of his annual base salary as then in effect, plus the highest annual bonus paid or payable to him in respect of any of the three full fiscal years ended immediately prior to the date of his termination; and (ii) pay to Mr. Demarest all salary accrued through the date of the termination, plus credit for any vacation earned but not taken, and any bonus earned for the prior fiscal year but not yet paid, as of the date of termination. In all other instances of termination of Mr. Demarest’s employment, including by the Company for “cause,” by Mr. Demarest without “good reason” or by reason of Mr. Demarest’s retirement, death or incapacity, the Company will pay to Mr. Demarest all salary accrued through the date of the termination, plus credit for any vacation earned but not taken or paid through the date of termination.

The Employment Agreement also includes certain restrictive covenants that limit Mr. Demarest’s ability to compete with the Company or its subsidiaries (the “Company Group”), solicit any employee of the Company Group, solicit the customers of the Company Group or interfere with the relationships of the Company Group with their vendors and suppliers, in each case, during the period beginning February 22, 2021 and continuing until one-year after his termination of employment, other than termination upon the expiration of the term. Additionally, the Employment Agreement includes restrictive covenants that, during his employment and thereafter, limit Mr. Demarest’s ability to divulge certain confidential information concerning the Company Group.

The forgoing summary description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference.

On February 22, 2021, the Company issued a press release announcing the appointment of Mr. Demarest as the Company’s Chief Financial Officer. A copy of that press release is filed herewith as Exhibit 99.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Employment Agreement, dated as of February 22, 2021, by and between Crown Crafts, Inc. and Craig Demarest.

99.2	Press Release, dated February 22, 2021.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CROWN CRAFTS, INC.

By:	/s/ Olivia W. Elliott
Olivia W. Elliott President and Chief Operating Officer

Date: February 22, 2021